UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 4, 2016

Anika Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

____________________

Massachusetts	000-21326	04-314-5961
(State or other jurisdiction of	Commission file number	(I.R.S. Employer
incorporation or organization)		Identification No.)

32 Wiggins Avenue, Bedford, MA 01730

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: 781-457-9000

(Former name or former address, if changed since last report)

____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5—Corporate Governance and Management

Item 5.02. Appointment of Certain Officers.

Anika Therapeutics, Inc. (the “Company”) has appointed Stephen R. Mascioli, M.D., MPH, 62, as its Chief Medical Officer, effective as of April 4, 2016. From 2012 through 2016, Dr. Mascioli served as the Chief Medical Officer at Terumo Americas Holdings, where his primary responsibilities included overseeing investigational device exemption clinical programs, providing risk assessment and mitigation analysis on patent safety issues, and spearheading the establishment of the medical department. From 2009 through 2012, Dr. Mascioli served as the Chief Medical Officer of the Vascular Therapies division of Covidien, a global medical device company. Prior to this role, Dr. Masicioli held senior medical leadership positions at Boston Scientific and American Medical Systems. Dr. Mascioli holds a B.A. in biology from Brandeis University, an M.D. from the Boston University School of Medicine, and an MPH from the University of Minnesota School of Public Health.

The Company has also appointed Dana M. Alexander, 40, as its Chief Operations Officer, effective as of April 4, 2016. Mr. Alexander has spent the last 14 years in various leadership roles at Genzyme Corporation. From 2011 through 2016, Mr. Alexander served as Senior Director of Biologics Manufacturing Operations, heading manufacturing at Genzyme’s flagship biologics plant, including overseeing production planning and execution, bringing new manufacturing capacity on-line, and implementing new production and quality systems. During his tenure at Genzyme Corporation, Mr. Alexander also held other leadership roles and provided operational oversight for the construction, start-up, and approval of a new cGMP cell culture facility, managed Chemistry, Manufacturing and Control (CMC) activities for a variety of late stage and commercial products, and led operation product teams across complex supply chains to deliver global clinical and commercial supply requirements. Mr. Alexander holds a B.S. in chemical engineering from Northeastern University and an M.B.A. from Boston University.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

Anika Therapeutics, Inc.

Dated: April 4, 2016	By:	/s/ Sylvia Cheung
Sylvia Cheung
Chief Financial Officer